Exhibit 10.2

EXECUTION VERSION

July 24, 2024

2U, Inc.

7900 Harkins Road

Lanham, Maryland 20706

Re:	Equity Rights Offering Backstop Commitment Letter

Ladies and Gentlemen:

2U, Inc. (“Holdings”) and its debtor affiliates (together with Holdings, the “Debtors”) are seeking to file for relief under chapter 11 of title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (collectively, the “Chapter 11 Cases”). Capitalized terms used and not otherwise defined herein have the meaning set forth in that certain Restructuring Support Agreement entered into among Holdings and the other parties signatory thereto, dated July 24, 2024 (as amended in accordance with the terms thereof, the “RSA”).

The equity rights offering (the “Equity Rights Offering”) shall be implemented in connection with a chapter 11 plan consistent with the terms of this backstop commitment letter (this “Equity Rights Offering Backstop Commitment Letter”) and the terms of the Plan, pursuant to which the reorganization of the Debtors and related transactions, including the Equity Rights Offering, will be implemented. Further reference is made to the Equity Rights Offering Term Sheet attached to the Restructuring Term Sheet as Annex 3 (the “Equity Rights Offering Term Sheet”), which sets forth the terms and conditions of the Equity Rights Offering. The Equity Rights Offering Term Sheet is incorporated by reference as if set forth fully herein.

This Equity Rights Offering Backstop Commitment Letter shall be effective upon the execution and delivery by Holdings and each party hereto listed as a “Commitment Party” on the signature pages hereto (each, a “Commitment Party”) of the signature pages attached hereto (which Commitment Parties shall provide an aggregate commitment of $46.5 million less the amount subscribed for by the Commitment Parties in the Equity Rights Offering in their capacity as Convertible Noteholders (as defined below) and not as Commitment Parties (the “Equity Rights Offering Backstop Commitment”)), subject to entry of the Equity Rights Offering Backstop Order.

1. Equity Rights Offering and Equity Rights Offering Backstop Commitment.

(a) Subject to the terms and conditions set forth herein and in the RSA, and pursuant to the Plan, among other things, the Debtors shall conduct the Equity Rights Offering by providing each holder of the Convertible Notes (including the Commitment Parties) (collectively, the “Convertible Noteholders”) subscription rights to purchase New Common Interests issued pursuant to the Plan and available to be purchased in connection with the Equity Rights Offering, in an amount consistent with the RSA. All Convertible Noteholders shall have the right to participate in the Equity Rights Offering.

(b) Subject to the terms and conditions set forth herein and in the RSA, each Commitment Party hereby severally, and not jointly, commits to: (i) not sell its Convertible Notes (other than as provided herein and in the RSA); (ii) exercise in full the subscription rights it receives in its capacity as Convertible Noteholder pursuant to the Plan; and (iii) purchase, on the Effective Date, its Equity Rights Offering Backstop Commitment Percentage of any unsubscribed New Common Interests in an amount consistent with the RSA (as set forth on Schedule I hereto).

(c) Within six business days following the Equity Rights Offering Termination Time, the Debtors shall deliver to each Commitment Party a funding notice (the “Funding Notice”) providing: (i) the aggregate number of New Common Interests subscribed for in the Equity Rights Offering and the aggregate Per Share Price therefor; (ii) the aggregate number of unsubscribed New Common Interests in the Equity Rights Offering, if any, and the aggregate Per Share Price therefor; (iii) each Commitment Party’s Equity Rights Offering Backstop Commitment Percentage and number of New Common Interests to be issued and sold to such Commitment Party, if any, pursuant to its Equity Rights Offering Backstop Commitment, and the aggregate Per Share Price therefor; and (iv) the number of New Common Interests such Commitment Party subscribed for in the Equity Rights Offering, if any, that such Commitment Party had not yet funded, and the aggregate Per Share Price therefor; provided that any Commitment Party shall be entitled to request backup calculations for the figures enclosed in the Funding Notice, and the Debtors shall provide such backup calculations promptly and, in any event, not less than two business days before the Funding Date (as defined below). Within three business days following receipt of the Funding Notice (the “Funding Date”), each Commitment Party shall fund to an escrow account (the “Escrow Account”) (1) the amount that each Commitment Party is required to fund pursuant to its Equity Rights Offering Backstop Commitment (the “Equity Rights Offering Backstop Funding Amount”), as set forth in the Funding Notice, and (2) without duplication, the amount each Commitment Party is required to fund pursuant to the exercise of its subscription rights in the Equity Rights Offering (the “Subscription Rights Funding Amount”). If the Equity Rights Offering is terminated or is not consummated for any reason other than a breach of this Equity Rights Offering Backstop Commitment Letter by any Commitment Party or if any portion of the Equity Rights Offering Backstop Commitments are unused, each Commitment Party’s Subscription Rights Funding Amount and Equity Rights Offering Backstop Funding Amount that has been funded, if any, shall be refunded to the applicable Commitment Party in full, in the case of termination, or in full or in part, in the case of unused Equity Rights Offering Backstop Commitments, in each case, without interest, as soon as practicable following such termination or completion of the Equity Rights Offering, as applicable.

(d) The Equity Rights Offering will be made, and the New Common Interests issued thereunder will be issued and sold in reliance upon, one or more exemptions from registration under the Securities Act and/or section 1145 of the Bankruptcy Code; provided that all New Common Interests issued in respect of the Equity Rights Offering Backstop Commitments will be issued and sold in reliance upon the exemption from registration as a private placement provided by Section 4(a)(2) of the Securities Act or, in each case, such other exemption as may be available from any applicable registration requirements under the Securities Act.

2. Termination.

Subject to the terms and conditions set forth in the RSA, this Equity Rights Offering Backstop Commitment Letter shall terminate at any time prior to the Effective Date upon the termination of the RSA pursuant to its terms.

3. Equity Rights Offering Backstop Commitment Premium.

The Debtors shall pay to the Commitment Parties on the Effective Date the Equity Rights Offering Backstop Commitment Premium in accordance with the RSA. The payment of the Equity Rights Offering Backstop Commitment Premium is an integral part of the transactions contemplated by this Equity Rights Offering Backstop Commitment Letter and, without the Equity Rights Offering Backstop Commitment Premium, the Commitment Parties would not have entered into this Equity Rights Offering Backstop Commitment Letter. For the avoidance of doubt, no Equity Rights Offering Backstop Commitment Premium shall be payable with respect to any New Common Interests subject to the subscription rights issued to the Commitment Parties in the Equity Rights Offering in their capacity as Convertible Noteholders and not as Commitment Parties. The Equity Rights Offering Backstop Commitment Premium, to the extent not paid, is intended to and shall constitute an allowed administrative expense of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code under the Equity Rights Offering Backstop Order. If, following the entry of the Equity Rights Offering Backstop Order, this Equity Rights Offering Backstop Commitment Letter is terminated, nothing contained herein shall limit or restrict the Commitment Parties from seeking allowance and payment of any unpaid Equity Rights Offering Backstop Commitment Premium as an administrative expense of the Debtors’ estates under the Bankruptcy Code, including under sections 503(b) and 507 thereof.

4. Indemnification.

(a) Subject to entry of the Equity Rights Offering Backstop Order, the Debtors, including as reorganized pursuant to the Plan (each, an “Indemnifying Party”), shall jointly and severally indemnify, defend and hold harmless each Commitment Party and each Commitment Party’s affiliates and each of its respective officers, directors, managers, partners, stockholders, members, employees, advisors, agents and other representatives and any affiliate of the foregoing, and each of their respective successors and assigns (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, all losses, damages, liabilities and reasonable and documented costs and expenses (other than any taxes based on or measured by income, profits or gains of the Commitment Parties) (collectively, “Losses”), including, without limitation, reasonable and documented out-of-pocket attorneys’ fees and expenses and, solely in the case of a conflict of interest, one additional counsel in each applicable jurisdiction to each group of affected Indemnified Parties similarly situated (taken as a whole), arising or resulting from or in connection with (i) any action, suit, proceeding, claim, challenge, litigation, investigation, or demand (collectively, “Claims”), in each case, brought by a third-party, related to or arising from this Equity Rights Offering Backstop Commitment Letter, the Equity Rights Offering, or the transactions contemplated thereby, irrespective of whether or not the transactions contemplated by this Equity Rights Offering Backstop Commitment Letter or the Equity Rights Offering are consummated or whether or not this Equity Rights Offering Backstop Commitment Letter is terminated; and (ii) the Confirmation Order being reversed, dismissed, or vacated (clauses (i) and (ii) collectively, the “Indemnification Obligations”), up to the dollar amount of each Commitment Party’s Equity Rights Offering Backstop Commitment, which shall be no more than $46.5 million in the aggregate for all Commitment Parties; provided that, the Indemnification Obligations shall exclude any Losses found by a final judgment of a court of competent jurisdiction to arise from an Indemnified Party’s bad faith, gross negligence, fraud or a material breach of the obligations of such Commitment Party under this Equity Rights Offering Backstop Commitment Letter. In addition, the Indemnification Obligations shall exclude any Claim by (i) one Commitment Party against another Commitment Party and (ii) a Defaulting Commitment Party or its respective officers, directors, managers, partners, stockholders, members, employees, advisors, agents and other representatives or any affiliate of the foregoing.

(b) Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any Claim with respect to which it intends to seek indemnification or contribution pursuant to this Equity Rights Offering Backstop Commitment Letter and (ii) permit such Indemnifying Party to assume the defense of such Claim with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party; provided that, the failure to so notify any Indemnifying Party will not relieve any Indemnifying Party from any liability that any Indemnifying Party may have hereunder except to the extent such Indemnifying Party has been materially prejudiced by such failure; provided further that, any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such Claim, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such Claim within a reasonable time following delivery of the written notice of the Indemnified Party with respect to such Claim or failed to employ counsel reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such Claim (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such Claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (i) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a full and unconditional release from all liability in respect to such Claim or litigation, (ii) enter into any settlement that attributes or admits liability or fault to the Indemnified Party, or (iii) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the litigation or proceeding with prejudice. In addition, without the consent of the Indemnified Party, no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement which provides for any action or restriction on the part of the Indemnified Party other than the payment of money damages which are to be paid in full by the Indemnifying Party. If an Indemnifying Party fails or elects not to assume the defense of a Claim or is not entitled to assume or continue the defense of such Claim pursuant to the foregoing, the Indemnified Party shall have the right (without prejudice to its right of indemnification hereunder), in its discretion, to contest, defend and litigate such Claim and may settle such Claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided that, at least 10 business days prior to any settlement, written notice of its intention to settle is given to the Indemnifying Party. If requested by the Indemnifying Party, the Indemnified Party agrees (at the expense of the Indemnifying Party) to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Claim that the Indemnifying Party elects to contest; provided that, such cooperation shall not include the provision of any information to the extent that the provision thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on such Indemnified Party. If such indemnification is for any reason not available or is insufficient to hold an Indemnified Party harmless, each Indemnifying Party agrees to contribute to the Indemnified Liabilities to which the Indemnified Party may be subject in such proportion as is appropriate to reflect the relative benefits received (or anticipated to be received) by each Indemnifying Party and each Indemnified Party with respect to the Equity Rights Offering Backstop Commitments or, if such allocation is judicially determined to be unavailable, in such proportion as is appropriate to reflect other equitable considerations such as the relative fault of each Indemnifying Party on the one hand and of each Indemnified Party on the other hand; provided that, to the extent permitted by applicable law, an Indemnified Party shall not be responsible for amounts which in the aggregate are in excess of the amount of all premiums and fees actually received by the Indemnified Party from the Indemnifying Party in connection with the Equity Rights Offering Backstop Commitments, including, without limitation, the Equity Rights Offering Backstop Commitment Premium. Relative benefits to an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, with respect to the Equity Rights Offering Backstop Commitments shall be deemed to be in the same proportion as (i) the total value paid or received or proposed to be paid or received by the Indemnifying Party pursuant to the issuance and sale of the New Common Interests contemplated by this Equity Rights Offering Backstop Commitment Letter bears to (ii) the value of the New Common Interests and all premiums and fees actually received by the Indemnified Parties in connection with the Equity Rights Offering Backstop Commitments, including, without limitation, the Equity Rights Offering Backstop Commitment Premium. Subject to entry of the Equity Rights Offering Backstop Order, the terms set forth in this Section 4 shall survive termination of this Equity Rights Offering Backstop Commitment Letter and shall remain in full force and effect regardless of whether the transactions contemplated hereby are consummated.

5. Representations and Warranties.

(a) The Debtors hereby represent and warrant to the Commitment Parties, subject to any limitations or approvals arising from or required in connection with the Chapter 11 Cases, as set forth below:

(i)

the Debtors are validly existing and in good standing under the laws of their respective jurisdiction of incorporation or organization, and have all requisite organizational power and authority to execute this Equity Rights Offering Backstop Commitment Letter, carry out the transactions contemplated hereby and perform the obligations contemplated hereunder, and the execution and delivery of this Equity Rights Offering Backstop Commitment Letter and the performance of the Debtors’ obligations hereunder have been duly authorized by the Debtors;

(ii)

the execution and delivery of and performance under this Equity Rights Offering Backstop Commitment Letter does not and will not (a) violate any provision of law, rule or regulation applicable to the Debtors, (b) violate any of the Debtors’ charter or bylaws (or other similar governing documents), (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which the Debtors are a party, or (d) require any consent, approval or similar authorization by any federal, state or governmental authority or regulatory body, except (I) such filings that may be necessary in connection with the Chapter 11 Cases and (II) such filings as may be necessary or required for disclosure by the U.S. Securities and Exchange Commission (“SEC”) or other securities regulatory authorities under applicable securities laws, except, with respect to clauses (a), (c), and (d) above, as would not, individually or in the aggregate, reasonably be expected to (x) be materially adverse to the Debtors, taken as a whole, and (y) adversely affect in any material respect the Debtors’ ability to perform their obligations under this Equity Rights Offering Backstop Commitment Letter;

(iii)

this Equity Rights Offering Backstop Commitment Letter is the legally valid and binding obligation of the Debtors, enforceable against the Debtors in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court;

(iv)

the New Common Interests to be issued to the Commitment Parties in connection with the Equity Rights Offering and the Equity Rights Offering Backstop Commitment will, when delivered, be duly and validly authorized, issued and delivered;

(v)

the Debtors acknowledge and agree that the transactions contemplated hereunder are arm’s-length and each Commitment Party is acting solely in the capacity of an arm’s-length contractual counterparty to the Debtors in respect thereof;

(vi)

the Debtors are compliant in all material respects with all applicable securities laws and have filed all required reports with the SEC since January 1, 2023 (the “SEC Filed Documents”), except, in each case, as would not, individually or in the aggregate, reasonably be expected to (x) be materially adverse to the Debtors, taken as a whole, and (y) adversely affect in any material respect the Debtors’ ability to perform their obligations under this Equity Rights Offering Backstop Commitment Letter;

(vii)	none of the Debtors is an “investment company” as defined in the Investment Company Act of 1940;

(viii)

none of the Debtors are party to any contract with any person that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Equity Rights Offering;

(ix)

except as disclosed in the SEC Filed Documents and other than the Chapter 11 Cases and any adversary proceedings or contested matters commenced in connection therewith or related thereto, none of the Debtors are party to, nor their property the subject of, any pending or threatened material legal, governmental, administrative, judicial or regulatory investigations, actions, claims, or similar proceedings, which, if adversely determined, would be reasonably expected to have, individually or in the aggregate, a material adverse effect on the business, operations, financial condition or prospects of the Debtors;

(x)

in each case solely to the extent that the failure of the following such representation to be true would result in a material liability of the Debtors for taxes following the Effective Date, the Debtors (a) have filed or caused to be filed all material tax returns required to have been filed and each such tax return is true and correct in all material respects, (b) have timely paid or caused to be timely paid all material taxes or assessments due and payable with respect to all periods or portions thereof ending on or before the date hereof, (c) have complied in all material respects with all applicable laws, rules, and regulations relating to the payment and withholding of taxes, and (d) other than in connection with the Chapter 11 Cases or to the extent the Debtors are sufficiently reserved in accordance with U.S. generally accepted accounting principles (“GAAP”), are not subject to any asserted claims with respect to any material taxes, no presently effective waivers or extensions of statutes of limitation with respect to material taxes have been given or requested, and no material tax returns are being audited or examined by a taxing authority;

(xi)

except as disclosed in the SEC Filed Documents, the Debtors have established and maintain a system of internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) that (i) complies with the requirements of the Exchange Act and (ii) has been designed by the Debtors’ principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and the Debtors are not aware of any material weaknesses in the Debtors’ internal control over financial reporting as of the date hereof; and

(xii)

except as disclosed in the SEC Filed Documents, the Debtors have established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Debtors and their subsidiaries is made known to the Debtors’ principal executive officer and principal financial officer by others within those entities.

(b) Each Commitment Party, severally and not jointly, represents and warrants as to itself only as set forth below:

(i)

such Commitment Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has all requisite organizational power and authority to execute this Equity Rights Offering Backstop Commitment Letter, carry out the transactions contemplated hereby and perform the obligations contemplated hereunder, and the execution and delivery of this Equity Rights Offering Backstop Commitment Letter and the performance of such Commitment Party’s obligations hereunder have been duly authorized;

(ii)

the execution and delivery of and performance under this Equity Rights Offering Backstop Commitment Letter does not and will not (a) violate any provision of law, rule or regulation applicable to such Commitment Party, (b) violate such Commitment Party’s charter or bylaws (or other similar governing documents), (c) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which such Commitment Party is a party, or (d) require any consent, approval or similar authorization by any federal state or governmental authority or regulatory body, except, with respect to clauses (a), (c), and (d) above, as would not, individually or in the aggregate, reasonably be expected to adversely affect in any material respect such Commitment Party’s ability to perform its obligations under this Equity Rights Offering Backstop Commitment Letter;

(iii)

this Equity Rights Offering Backstop Commitment Letter is the legally valid and binding obligation of such Commitment Party, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability or a ruling of a court;

(iv)

such Commitment Party understands that (a) the issuance of the New Common Interests issued on account of the Equity Rights Offering Backstop Commitments has not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act and (b) such New Common Interests cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available;

(v)

such Commitment Party is acquiring New Common Interests in respect of its Equity Rights Offering Backstop Commitment for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities laws;

(vi)	such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act;

(vii)

such Commitment Party (a) has independently evaluated the merits and risks of its investment in the New Common Interests attributable to its Equity Rights Offering Backstop Commitment and (b) acknowledges that it (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the unsubscribed New Common Interests, and (b) has had an opportunity to discuss with management of the Debtors the intended business and financial affairs of the Debtors and to obtain information necessary to verify any information furnished to it or to which it had access;

(viii)

such Commitment Party will have sufficient immediately available funds to perform all of its obligations under this Equity Rights Offering Backstop Commitment Letter, including the ability to timely make and complete the payment of the aggregate purchase price for such Commitment Party’s Equity Rights Offering Backstop Commitment; and

(ix)

no such Commitment Party, its affiliates or any person acting on its or any of their behalf has engaged, or will engage, in any form of general solicitation or general advertising (within the meaning of Rule 502(c) of the Securities Act) in connection with the offering of the New Common Interests.

6. Conditions Precedent to Release of Funds from the Escrow Account.

The release of funds held in the Escrow Account shall be subject to the satisfaction or waiver of each of the conditions precedent as set forth in the RSA (other than any condition precedent relating to the Equity Rights Offering Backstop Commitment or consummation of the Equity Rights Offering or any condition that by its nature can be satisfied only by deliveries made on the Effective Date).

7. Transfer and Assignment; Third-Party Beneficiaries.

No Debtor may assign its rights, interests or obligations hereunder without the prior written consent of the Required Consenting Noteholders and any purported assignment by the Debtors in violation of this Section 7 shall be void ab initio. Prior to delivery of the Funding Notice, each Commitment Party may transfer or assign all or any portion of its respective Equity Rights Offering Backstop Commitment hereunder to (i) any other Commitment Party in accordance with and subject to the terms and conditions of the RSA, (ii) to any of its Affiliates or (iii) to any other person approved in advance in writing by Holdings and the Required Consenting Noteholders; provided that any transfer or assignment of all or any portion of a Commitment Party’s obligation to fund the Subscription Rights Funding Amount shall require the prior written consent of Holdings and the Required Consenting Noteholders; provided further that such transferee and the transferring Commitment Party shall have duly executed and delivered to the Notice Parties written notice of such transfer; provided further that the transferor shall remain liable for (and shall continue to have the financial wherewithal to satisfy) the full amount of its Equity Rights Offering Backstop Commitment (including the portion so transferred in the event that the transferee defaults on its obligation). Upon the effectiveness of any transfer of all or a portion of an Equity Rights Offering Backstop Commitment: (i) the transferor shall be deemed to relinquish its rights under this Equity Rights Offering Backstop Commitment Letter to the extent of such transferred rights and obligations; (ii) the transferee shall be fully bound with respect to the transferred Equity Rights Offering Backstop Commitment; and (iii) the transferor shall have no right to receive its Equity Rights Offering Backstop Commitment Premium with respect to the transferred Equity Rights Offering Backstop Commitment. Except as provided in Section 4 hereof with respect to the Indemnified Parties, this Equity Rights Offering Backstop Commitment Letter is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Equity Rights Offering Backstop Commitment Letter.

8. Funding Default.

(a) Upon the occurrence of the failure by any Commitment Party to timely pay the applicable purchase price in respect of its Equity Rights Offering Backstop Commitment (such failure, a “Funding Default”) in accordance with Section 1(c) herein, (i) if the amount of the Funding Default does not exceed 10% of the aggregate Equity Rights Offering Backstop Commitments, the Commitment Parties (other than any Commitment Party that causes a Funding Default (a “Defaulting Commitment Party”)) shall, within five business days after receipt of written notice from Holdings to all Commitment Parties of such Funding Default, which notice shall be given as promptly as practicable following the occurrence of such Funding Default (such five business day period, the “Replacement Period”), purchase their pro rata portion of the New Common Interests attributable to such Defaulting Commitment Party’s Equity Rights Offering Backstop Commitment (such purchase, a “Required Replacement Purchase”) on the terms and subject to the conditions set forth in this Equity Rights Offering Backstop Commitment Letter (such Commitment Parties, the “Required Replacing Commitment Parties”), and (ii) if the amount of the Funding Default exceeds 10% of the aggregate Equity Rights Offering Backstop Commitments, the Commitment Parties (other than any Defaulting Commitment Party) shall have the right, but not the obligation, during the Replacement Period, to elect, by written notice to Holdings, to purchase all or any portion of the New Common Interests attributable to such Defaulting Commitment Party’s Equity Rights Offering Backstop Commitment (such purchase, an “Optional Replacement Purchase,” and an Optional Replacement Purchase and a Required Replacement Purchase each a “Replacement Purchase”) on the terms and subject to the conditions set forth in this Equity Rights Offering Backstop Commitment Letter (such Commitment Parties, the “Optional Replacing Commitment Parties,” and an Optional Replacing Commitment Party and a Required Replacing Commitment Party each a “Replacing Commitment Party”). If Holdings receives more than one written notice of an Optional Replacement Purchase election, Holdings will accept such Optional Replacement Purchases on a pro rata basis to the Commitment Parties’ Equity Rights Offering Backstop Commitment Percentages until the Funding Default is replaced in whole or such Optional Replacement Purchases are otherwise exhausted, subject to paragraph (d) of this Section 8. The purchase price paid by any Replacing Commitment Party in connection with a Replacement Purchase shall be equal to the applicable purchase price in respect of such Defaulting Commitment Party’s Equity Rights Offering Backstop Commitment.

(b) If a Commitment Party is a Defaulting Commitment Party, or is otherwise in breach of its obligations hereunder, it shall not be entitled to any of the Equity Rights Offering Backstop Commitment Premium hereunder; provided that, for the avoidance of doubt, this Section 8(b) shall not be deemed to limit any Commitment Party’s obligations under Section 1(b)(iii).

(c) Other than in the case of a Required Replacement Purchase, nothing in this Equity Rights Offering Backstop Commitment Letter shall require any Commitment Party to fund more than its Equity Rights Offering Backstop Commitment; provided that, upon a Commitment Party electing to make an Optional Replacement Purchase, such election shall be binding, and failure to fund any such cover amount in accordance with this Section 8 shall constitute a Funding Default.

(d) Notwithstanding anything to the contrary set forth in Section 2 but subject to Section 10, no provision of this Equity Rights Offering Backstop Commitment Letter shall relieve any Defaulting Commitment Party from liability hereunder, including for liability for the consequences of its breach, or limit the availability of the remedies available to the Debtors or non-defaulting Commitment Parties hereto, and the Debtors and such non-defaulting Commitment Parties can enforce rights or damages and/or specific performance upon the failure to timely fund by the Defaulting Commitment Party.

(e) A Defaulting Commitment Party will not be entitled to any Equity Rights Offering Backstop Commitment Premium, even if such Defaulting Commitment Party subsequently funds the applicable purchase price with respect to its Equity Rights Offering Backstop Commitment.

(f) Upon a Funding Default, the Debtors may seek emergency relief from the Court seeking an order compelling any other party to fund its Equity Rights Offering Backstop Funding Amount, as required under the RSA and herein, and the Commitment Parties, including any Defaulting Commitment Party, shall not object to such relief being heard on an emergency basis.

(g) The remedies available to the Debtors to enforce performance of any Defaulting Commitment Party are not mutually exclusive and the Debtors may utilize any and all remedies available to them to enforce this Equity Rights Offering Backstop Commitment Letter against any Defaulting Commitment Party.

9. Tax Treatment of Equity Rights Offering Backstop Commitment Premium; Tax Forms.

(a) Holdings and each of the Commitment Parties agree (i) that for U.S. federal income tax purposes, the Equity Rights Offering Backstop Commitment Premium shall be treated as a put premium, and not as “fixed or determinable annual or periodical” income within the meaning of Sections 1441 and 1442 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) to file all applicable tax returns consistent with such treatment, and (iii) that the Equity Rights Offering Backstop Commitment Premium shall be paid free and clear of any withholding or deduction for any taxes, in each case of clauses (i) through (iii), except to the extent otherwise required by a determination within the meaning of Section 1313(a) of the Code or an analogous provision of other applicable tax law.

(b) Each Commitment Party shall deliver to Holdings a properly completed and duly executed IRS Form W-9 or appropriate Form W-8, as applicable.

10. Governing Law; Jurisdiction.

This Equity Rights Offering Backstop Commitment Letter shall be governed and construed in accordance with the laws of the State of New York. The parties hereto consent and agree that any action to enforce this Equity Rights Offering Backstop Commitment Letter or any dispute, whether such dispute arises in law or equity, arising out of or relating to this Equity Rights Offering Backstop Commitment Letter and the agreements, instruments and documents contemplated hereby and thereby shall be brought exclusively in the Bankruptcy Court, or if the Bankruptcy Court does not have jurisdiction to hear such action or dispute, any state or federal court located in the City and County of New York (the “Chosen Courts”). Each of the parties hereto (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto or constitutional authority to finally adjudicate the matter. Without limiting the rights of any party hereto, each party acknowledges and agrees that the Debtors are entitled to seek damages from any Commitment Party that breaches its obligations under this Equity Rights Offering Backstop Commitment Letter; provided that, each party hereto hereby waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS EQUITY RIGHTS OFFERING BACKSTOP COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11. Amendments.

This Equity Rights Offering Backstop Commitment Letter (including the terms incorporated herein from the RSA) represents the final agreement and the entire understanding among the parties hereto with respect to the subject matter hereof and may not be contradicted by evidence of prior or contemporaneous agreements and understandings of the parties hereto. There are no unwritten oral agreements or understandings between the parties hereto relating to the subject matter hereof. This Equity Rights Offering Backstop Commitment Letter may only be modified, amended, or supplemented by an agreement signed by the Debtors and the Required Consenting Noteholders; provided that: (a) the prior written consent of each Commitment Party adversely affected thereby shall be required for any amendment that would (i) modify such Commitment Party’s Equity Rights Offering Backstop Commitment Percentage, (ii) alter the pricing terms set forth in the Equity Rights Offering Term Sheet and/or this Equity Rights Offering Backstop Commitment Letter with respect to such Commitment Party, or (iii) have an adverse and disproportionate effect on such Commitment Party; (b) each Commitment Party’s prior written consent shall be required for any amendment that would increase its or the aggregate Equity Rights Offering Backstop Commitment amount; and (c) each Commitment Party’s prior written consent shall be required to amend this proviso with respect to itself. Notwithstanding the foregoing, the Equity Rights Offering Term Sheet shall be revised as necessary without requiring a written instrument signed by the Debtors and the Required Consenting Noteholders to reflect changes in the composition of the Commitment Parties and Equity Rights Offering Backstop Commitment Percentages as a result of transfers permitted in accordance with the terms and conditions of this Equity Rights Offering Backstop Commitment Letter.

12. Counterparts.

This Equity Rights Offering Backstop Commitment Letter may be executed in several counterparts, each of which will be deemed to be an original, and all of which together will be deemed to be one and the same agreement. Execution copies of this Equity Rights Offering Backstop Commitment Letter may be delivered by electronic mail or DocuSign, which will be deemed to be an original for the purposes of this Section 12.

13. No Fiduciary Duties.

Notwithstanding anything to the contrary herein, the entry into this Equity Rights Offering Backstop Commitment Letter and the transactions contemplated hereby shall not create any fiduciary duties between and among the Commitment Parties or other duties or responsibilities to each other, the Debtors, or any of the Debtor’s creditors or other stakeholders. Nothing in this Equity Rights Offering Backstop Commitment Letter shall require the Debtors, nor the Debtors’ directors, managers, or officers, to take or refrain from taking any action (including terminating this Equity Rights Offering Backstop Commitment Letter under Section 2), to the extent such person or persons determines, based on the advice of counsel, that taking, or refraining from taking, such action, as applicable, would be inconsistent with applicable law or its fiduciary obligations under applicable law; provided that this Section 13 shall not impede any party’s right to terminate this Equity Rights Offering Backstop Commitment Letter pursuant to Section 2.

14. Specific Performance.

Each of the Debtors and the Commitment Parties agree that irreparable damage would occur if any provision of the Equity Rights Offering Term Sheet or this Equity Rights Offering Backstop Commitment Letter were not performed in accordance with the terms thereof and hereof, and that each of the parties hereto shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Equity Rights Offering Backstop Commitment Letter or to enforce specifically the performance of the terms and provisions hereof or in the Equity Rights Offering Term Sheet, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated herein, no right or remedy described or provided in the Equity Rights Offering Term Sheet or herein is intended to be exclusive or to preclude a party thereto from pursuing other rights and remedies to the extent available under the Equity Rights Offering Term Sheet or this Equity Rights Offering Backstop Commitment Letter, at law or in equity.

15. Notice.

Notwithstanding anything to the contrary herein, provision to Weil, Gotshal & Manges LLP and Schulte Roth & Zabel LLP of any notice that may be due or required to any Commitment Party, as set forth herein, shall constitute notice to such Commitment Party. Any notice required hereunder will be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier or by registered or certified mail (return receipt requested) to the following addresses and electronic mail addresses (collectively, the “Notice Parties”):

(1) If to the Debtors, to: 2U, Inc. 2345 Crystal Drive, Suite 1100 Arlington, Virginia 22202 Attention: Matthew Norden and Lillian Brownstein E-mail: mnorden@2u.com and lbrownstein@2u.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP 1271 Avenue of the Americas New York, NY 10020

Attention:	George Davis, Esq. (George.Davis@lw.com)

Anu Yerramalli, Esq. (Anu.Yerramalli@lw.com)

Randall Weber-Levine, Esq. (Randall.Weber-Levine@lw.com)

George Klidonas, Esq. (George.Klidonas@lw.com)

Patrick Shannon, Esq. (Patrick.Shannon@lw.com)

Christopher Clark, Esq. (Christopher.J.Clark@lw.com)

(2) If to the Commitment Parties, to the addresses or electronic mail addresses set forth below the Commitment Party’s signature, with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153
Attention:	Matt Barr, Esq. (Matt.Barr@weil.com) David Griffiths, Esq. (David.Griffiths@weil.com) F. Gavin Andrews, Esq. (F.Gavin.Andrews@weil.com)

and

Schulte Roth & Zabel LLP 919 Third Avenue, New York, NY 10022
Attention:	Kristine Manoukian (Kristine.Manoukian@srz.com) David A. Curtiss (David.Curtiss@srz.com) Kelly Knight (Kelly.Knight@srz.com)

Any notice given by delivery, mail, or courier will be effective when received. Any notice given by electronic mail will be effective upon confirmation of transmission.

[Signature Pages to Follow]

[Commitment Parties Signature Pages on File with the Debtors]

AGREED AND ACCEPTED AS OF THE
DATE FIRST SET FORTH ABOVE:

2U, INC.

By:	/s/ Matthew Norden
Name:	Matthew Norden
Title:	Chief Financial Officer and Chief Legal Officer

Date: July 24, 2024

[Signature Page to Equity Rights Offering Backstop Commitment Letter]

SCHEDULE I